EXHIBIT 99.1

Dear Shareholders:

Recently many shareholders have asked me about news reports pertaining to the turmoil in the financial services industry. In a number of situations, the challenge for all of us has been to separate fact from speculation and then determine how it may affect our personal circumstances.

Let me offer some thoughts on what is occurring in the banking sector and how the current environment may affect Southern Michigan Bancorp, as well as other financial service companies.

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We are all familiar with the plight of Michigan's economy; our state and local economies will improve to the extent the automobile industry successfully completes its realignment. Southern's prudently conservative credit philosophy will enable us to withstand further economic shocks to our service area until a turnaround takes hold;

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The financial services industry is in the early stages of a massive restructuring that is transforming bank regulation, competition, and the manner by which we manage our business; our financial and managerial strengths will allow us to readily adapt to the new banking landscape more effectively than many of our competitors; and

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Southern ranks highly among its peers in terms of capital strength, core earnings, liquidity and overall financial performance; we expect to emerge from this volatile environment in a strong position to take advantage of the many opportunities that are likely to emerge over the next several years.

Although we are not immune to the negative impact of the current economic cycle, Southern earned $1,571,000, or $.69 per diluted share, for the first nine months ended September 30, 2008. Southern's net income for the three months ended September 30, 2008 was $21,000, or $0.01 per diluted share, compared with $1,082,000, or $0.61 per diluted share, for the same three-month period a year ago.

Our third quarter 2008 earnings were largely impacted by an increase in non-performing loans which rose by $1.1 million from the June 30, 2008 period. Total non-performing loans at September 30, 2008 were $10.4 million, or 3.1 percent of total loans. The allowance for loan losses for the period grew to $6.99 million, or 2.07% of total loans, from $5.61 million, or 1.66% of total loans at the prior quarter end. In the third quarter of 2008, provision for loan losses was $1.58 million compared with $800,000 last quarter. On a year-to-date basis, Southern's provision for loan losses totaled $2,730,000 versus $345,000 a year ago. Over half of the 2008 increase in the provision for loan losses relates to a single large commercial credit in the automotive industry.

Finalization of the integration process of back office systems and procedures between the banks occurred this quarter with the completion of the retail and mortgage lending software component. The process of streamlining operations corporate-wide began last December and has required a great deal of time and effort on the part of our staff. Much of the direct expense related to this initiative is non-recurring in nature and we remain confident that the banks will operate more efficiently going forward.

Southern's 4.43% net interest margin for the nine-month period ending September 30, 2008 remained strong when compared to peers and was relatively flat compared with the June 30, 2008 six-month period of 4.41%. Southern's net interest margin declined from the 4.87% reported for the nine month period ending September 30, 2007. The decline is attributable to the declining rate environment as well as the reversal of interest related to loans placed on non-accrual status.

Shareholders' equity as of September 30, 2008 totaled $44.9 million, compared with $44.2 million as of year-end 2007. Our capital ratios at the Company and for both subsidiary banks exceed the "well capitalized" levels under regulatory capital guidelines.

Although the future appears to be more unpredictable than in years past, the Southern management team and directors believe that substantial opportunities for success will emerge from a restructured financial services industry. We will continue to evaluate each one to determine how it may strengthen the Company and enable us to better serve our customers and communities.

Please feel free to contact me or members of Southern's management team or board of directors with your comments, suggestions and ideas. Your continued support is greatly appreciated.

Sincerely,

/s/ John H. Castle

John H. Castle,
Chairman and CEO